Exhibit 28(m)(4)

REALTY CAPITAL INCOME FUNDS TRUST

DISTRIBUTION AND SHAREHOLDER SERVICES PLAN (the “Plan”)

CLASS C

1. FEES

1. Distribution Fee. For purposes of paying costs and expenses incurred in providing the services set forth in Section 2 below, the series of the Realty Capital Income Funds Trust (the “Issuer”) identified on Schedule A (each, a “Fund,” and collectively, the “Funds”) shall pay Realty Capital Securities, LLC, the distributor of the Funds’ shares (the “Distributor”), a fee at the rate listed across from each Fund’s name on Schedule A under the heading “Distribution Fee,” such rate to be expressed as a percentage of the average daily net assets of the shares of the Fund’s Class C shares (the “Distribution Fee”).

2. Shareholder Services Fee. For purposes of paying costs and expenses incurred in providing the services set forth in Section 3 below, the Funds shall pay the Distributor a fee at the rate listed across from each Fund’s name on Schedule A under the heading “Shareholder Services Fee,” which amount may not exceed 25 basis points (0.25%) per annum of the average daily net assets of the shares of the Funds’ Class C shares (the “Shareholder Services Fee”).

3. Applicability to New Funds. If the Issuer desires to add additional funds to the Plan, whether currently existing or created in the future (a “New Fund”), and the Issuer’s Board of Trustees (the “Board”) has approved the Plan for such New Fund in the manner set forth in Section 5 of this Plan, as well as by the then-sole shareholder of the Class C shares of such New Fund (if required by the Investment Company Act of 1940, as amended (the “1940 Act”), or rules promulgated thereunder), such New Fund may be added to this Plan by addendum and thereafter shall be subject to this Plan and will pay the Distribution Fee and the Shareholder Services Fee as provided in Sections 1.1 and 1.2 above (and reflected on an amended Schedule A hereto). After the adoption of this Plan by the Board with respect to the Class C of shares of the New Fund, the term “Funds” under this Plan shall thereafter be deemed to include such New Fund.

4. Calculation and Assessment. Distribution Fees and Shareholder Services Fees under this Plan will be calculated and accrued daily by each Fund and paid to the Distributor monthly or at such other intervals as the Issuer and the Distributor may agree.

2. DISTRIBUTION SERVICES

The Adviser may use the fee set forth in Section 1.1 of this Plan to pay for services in connection with any activities undertaken or expenses incurred by the Distributor or its affiliates primarily intended to result in the sale of Class C shares of the Funds, which services may include, but are not limited to: (1) payment of sales commission, ongoing commissions and other payments to brokers, dealers, financial institutions or others who sell Class C shares of the Funds pursuant to Selling Agreements; (2) compensation to registered representatives or other employees of Distributor who engage in or support distribution of the Funds’ Class C shares; (3) compensation to, and expenses (including overhead and telephone expenses) of, Distributor; (4) printing of prospectuses, statements of additional information and reports for other than existing shareholders; (5) preparation, printing and distribution of sales literature and advertising materials provided to the Funds’ shareholders and prospective shareholders; (6) receiving and answering correspondence from prospective shareholders, including distributing prospectuses, statements of additional information, and shareholder reports; (7) provision of facilities to answer questions from prospective investors about Fund shares; (8) complying with federal and state securities laws pertaining to the sale of Fund shares; (9) assisting investors in completing application forms and selecting dividend and other account options; (10) providing of other reasonable assistance in connection with the distribution of Fund shares; (11) organizing and conducting of sales seminars and payments in the form of transactional compensation or promotional incentives; (12) profit on the foregoing; and (13) such other distribution and service activities as the Issuer determines may be paid for by the Issuer pursuant to the terms of this Plan and in accordance with Rule 12b-1 of the 1940 Act; provided that if the Securities and Exchange Commission determines that any of the foregoing services are not permissible under Rule 12b-1, any payments for such activities will automatically cease.

3. SHAREHOLDER SERVICES DEFINED

The Distributor may use the fee set forth in Section 1.2 of this Plan to pay for expenses incurred by it in engaging third parties to provide individual services to the shareholders of Class C shares (“Shareholder Services”). Such Shareholder Services and related expenses relate to activities for which service fees may be paid as contemplated by the Conduct Rules of the Financial Industry Regulatory Authority (“FINRA”), and may include, but are not limited to, (1) individualized and customized investment advisory services, including the consideration of shareholder profiles and specific goals; (2) the creation of investment models and asset allocation models for use by the shareholder in selecting appropriate investments; (3) proprietary research about investment choices and the market in general; (4) periodic rebalancing of shareholder accounts to ensure compliance with the selected asset allocation; (5) consolidation of shareholder accounts in one place; and (6) other individual services; provided that if FINRA determines that any of the foregoing activities are not permissible, any payment for such activities will automatically cease.

4. EFFECTIVENESS

This Plan has been approved by the vote of both (1) the Board, and (2) a majority of those trustees who are not “interested persons” as defined in the 1940 Act (the “Independent Trustees”), and became effective April 11, 2013.

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5. TERM

This Plan will continue in full force and effect for a period of one year from the date hereof, and successive periods of up to one year thereafter, provided that each such continuance is approved by a majority of (1) the Board, and (2) the Independent Trustees.

6. REPORTING REQUIREMENTS

The Adviser shall administer this Plan in accordance with Rule 12b-1 of the 1940 Act. The Adviser shall provide to the Board, and the Independent Trustees will review and approve in exercise of their fiduciary duties, at least quarterly, a written report of the amounts expended under this Plan by the Adviser with respect to the Class C shares of each Fund and such other information as may be required by the 1940 Act and Rule 12b-1 thereunder.

7. TERMINATION

This Plan may be terminated without penalty at any time with respect to the Class C shares of any Fund by the vote of a majority of the Board, by the vote of a majority of the Independent Trustees, or by the vote of a majority of the outstanding shares of the Class C of that Fund. Termination of the Plan with respect to the Class C shares of one Fund will not affect the continued effectiveness of this Plan with respect to the Class C shares of any other Fund.

8. AMENDMENTS

This Plan may not be amended to increase materially the amount of compensation a Fund is authorized to pay under Section 1 hereof unless such amendment is approved in the manner provided for in Section 5 hereof, and such amendment is further approved by a majority of the outstanding shares of the Fund’s Class C, and no other material amendment to the Plan will be made unless approved in the manner provided for approval and annual renewal in Section 5 hereof; provided, however, that a new Fund may be added by the Issuer upon approval by the Issuer’s Board by executing a new Schedule A to this Plan.

9. RECORDKEEPING

The Issuer will preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Section 6 hereof for a period of not less than 6 years from the date of this Plan, the first 2 years in an easily accessible place.

Adopted: April 1, 2013

Amended: February 4, 2014

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REALTY CAPITAL INCOME FUNDS TRUST

SCHEDULE A

FUNDS OFFERING CLASS C SHARES

FUND	DISTRIBUTION FEE (expressed as a percentage of the average daily net assets of the shares of the Fund’s Class C shares)	SHAREHOLDER SERVICES FEE (expressed as a percentage of the average daily net assets of the shares of the Fund’s Class C shares)	DATE PLAN ADOPTED
AR Capital Real Estate Income Fund	0.75%	0.25%	April 11, 2013
AR Capital Dividend and Value Fund	0.75%	0.25%	February 4, 2014
AR Capital International Real Estate Income Fund	0.75%	0.25%	February 4, 2014
AR Capital BDC Income Fund	0.75%	0.25%	May 27, 2014